UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2012

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52998	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

437 South Hwy 101, Suite 209
Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 433-2800

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

Agreement with Chief Executive Officer

On July 24, 2012, Imprimis Pharmaceuticals, Inc. (the “Company”) entered an Amended and Restated Employment Agreement with Mr. Baum, its Chief Executive Officer (the “Amended Baum Employment Agreement”), which amends and restates in its entirety the employment agreement entered into with Mr. Baum on April 1, 2012 concurrently with his appointment as the Company’s Chief Executive Officer.  Under the terms of the Amended Baum Employment Agreement, Mr. Baum will become eligible to receive certain severance benefits as set forth in such agreement, which include severance pay equal to the sum of Mr. Baum’s annual base salary and annual bonus, upon the Company’s completion of a financing resulting in aggregate cash proceeds to the Company of at least $5,000,000.  Once Mr. Baum becomes eligible to receive such severance benefits, Mr. Baum would be entitled to such benefits in the event of a termination of Mr. Baum by the Company without cause (as defined in such agreement) or due to Mr. Baum’s death or disability.  Mr. Baum’s base annual salary and annual bonus were not modified.

Agreement with Consultant

On July 24, 2012, the Company entered an Amendment to Advisory Agreement with Dr. Kammer (the “Advisory Agreement Amendment”), in order to amend certain provisions of the advisory agreement entered with Dr. Kammer on April 1, 2012.  Pursuant to the Advisory Agreement Amendment, Dr. Kammer has agreed to not sell more than 5% of the shares of the Company’s common stock acquired as compensation under his advisory agreement, through the exercise of stock options or otherwise, in any monthly period without the approval of the Company’s Board of Directors.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)

Effective as of the close of business on July 25, 2012, Dr. Balbir Brar submitted his resignation as a director on the Board of Directors (the “Board”) of the Company.  Dr. Brar will continue in his capacity as the President of the Company.

(d)

Effective on July 26, 2012, the Board of Directors of the Company appointed Steven G. Austin, CPA, as a new director on the Board of the Company.  The Company expects that, upon the Board’s establishment of an audit committee, Mr. Austin will serve as the chair of that committee.  In connection with his appointment as a director, the Board approved the issuance to Mr. Austin of an option to purchase up to 85,616 shares of the Company’s common stock under the Company’s 2007 Incentive Stock and Awards Plan.  Such option has an exercise price of $0.90 per share, has a term of five years, and vests monthly over a period of one year commencing on January 1, 2013.  As additional compensation for his services as a director, the Company has agreed to pay Mr. Austin a quarterly cash payment of $5,000 and, as compensation for his expected services as the chair of the audit committee of the Board upon the establishment of that committee, the Company has agreed to pay Mr. Austin a quarterly cash payment of $1,250 commencing on his appointment as the chair of the audit committee.

(e)

The information set forth under the heading “Agreement with Chief Executive Officer” in Item 1.01 above is incorporated in this Item 5.02(e) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated:  July 27, 2012

By: /s/ Mark L. Baum

Name: Mark L. Baum

Title: Chief Executive Officer

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